Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Chimerix, Inc.
(Exact name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2013 Equity Incentive Plan	Other(2)	3,522,165 shares(3)	$1.57	$5,529,799.05	0.0001102	$610.00
	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2013 Employee Stock Purchase Plan	Other(2)	422,535 shares(4)	$1.57	$663,379.95	0.0001102	$74.00
	Total Offering Amounts				--	$6,193,179.00	--	$684.00
	Total Fees Previously Paid				--	--	--	--
	Total Fee Offsets				--	--	--	--
	Net Fee Due				--	--	--	$684.00

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock (the “Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2) This estimate is made pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 23, 2023, as reported on the Nasdaq Global Market.
(3) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2013 Equity Incentive Plan (the “EIP”) on January 1, 2023 pursuant to an “evergreen” provision contained in the EIP. Pursuant to such provision, on January 1st of each year commencing in 2014 and ending on (and including) January 1, 2023, the number of shares authorized for issuance under the EIP is automatically increased by a number equal to: (a) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (b) such lesser number of shares of Common Stock as is determined by the Registrant’s board of directors (the “Board”) for the applicable year.

Exhibit 107
(4) Represents shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2013 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2023 pursuant to an “evergreen” provision contained in the ESPP. Pursuant to such provision, on January 1st of each year commencing in 2014 and ending on (and including) January 1, 2023, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of Common Stock outstanding on December 31 of the preceding calendar year; (b) 422,535 shares; or (c) a number determined by the Board that is less than (a) and (b).